Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2018 Results

•	Fourth quarter revenue of $357.4 million and full year revenue of $1.58 billion

•	GAAP and adjusted EPS loss for the quarter of $(3.44) and $(0.04) per share, respectively

•	Returned $148.5 million to shareholders in 2018 by repurchasing more than 7.8 million shares

•	Sold a record 14.2 million tons in Oil & Gas in 2018

•	Record annual revenue in our Industrial and Specialty Products segment

•	Ended the year with 90 SandBox crews, equating to 24% share in last-mile logistics

Katy, Texas, February 19, 2019 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $256.1 million, or $(3.44) per basic and diluted share, for the fourth quarter ended December 31, 2018, compared with net income of $72.0 million, or $0.89 per basic and $0.88 per diluted share, for the fourth quarter of 2017. The fourth quarter results were negatively impacted by $265.7 million or $3.15 per share in impairment expenses, $14.0 million or $0.14 per share in costs related to plant startup and expansion expenses, $5.7 million or $0.06 per share related to merger and acquisition expenses, $2.5 million or $0.03 per share in contract termination costs and $1.9 million or $0.02 per share in other adjustments, resulting in adjusted EPS for the fourth quarter of $(0.04) per basic and diluted share.
Commenting on the Company’s fourth quarter results, U.S. Silica president and chief executive officer Bryan Shinn said, "Our Industrial and Specialty business had a very solid quarter, more than doubling contribution margin dollars on a year over year basis, driven by enhanced customer and product mix and a meaningful contribution from EP Minerals.’’ Shinn added that, "Our Oil & Gas sand proppant sales were negatively impacted by the well reported industry headwinds related to budget exhaustion and lack of takeaway capacity, as well as further pricing pressure from a combination of low demand and additional local sand capacity coming on line in the Permian. However, SandBox, our industry-leading last-mile logistics solution, had a strong finish to 2018. We ended the year with 90 crews, within the range we guided to earlier in the year. We estimate that at the end of Q4 we had approximately 24% market share based on the amount of sand moving through our equipment,’’ he concluded.
Full Year 2018 Highlights
Total Company

•	Revenue of $1.58 billion for the full year of 2018 compared with $1.24 billion for the full year of 2017, up 27%.

•
Net loss of $200.8 million, or $(2.63) per basic and diluted share, for the full year of 2018, compared with net income of $145.2 million, or $1.79 per basic and $1.77 per diluted share, for the full year of 2017.

•	Overall tons sold of 18.059 million for the full year of 2018 compared with 15.128 million tons sold for the full year of 2017, up 19%.

•	Contribution margin of $512.9 million for the full year of 2018 compared with $390.8 million for the full year of 2017, up 31%.

•	Adjusted EBITDA of $392.5 million for the full year of 2018 compared with Adjusted EBITDA of $307.7 million for the full year of 2017.

Fourth Quarter 2018 Highlights
Total Company

•	Revenue of $357.4 million for the fourth quarter of 2018 compared with $423.2 million in the third quarter of 2018, down 16% sequentially and 1% over the fourth quarter of 2017.

•	Overall tons sold of 4.637 million for the fourth quarter of 2018 compared with 4.804 million tons sold in the third quarter of 2018, down 3% sequentially and up 15% over the fourth quarter of 2017.

•	Contribution margin of $98.8 million for the fourth quarter of 2018 compared with $138.2 million in the third quarter of 2018, down 29% sequentially and 16% over the fourth quarter of 2017.

•	Adjusted EBITDA of $68.0 million for the fourth quarter of 2018 compared with $105.5 million in the third quarter of 2018, down 36% sequentially and 27% from the fourth quarter of 2017.

Industrial and Specialty Products

•	Revenue of $113.8 million for the fourth quarter of 2018 compared with $120.7 million in the third quarter of 2018, down 6% sequentially and up 109% over the fourth quarter of 2017.

•	Tons sold totaled 0.933 million for the fourth quarter of 2018 compared with 0.983 million tons sold in the third quarter of 2018, down 5% sequentially and up 10% over the fourth quarter of 2017.

•
Segment contribution margin of $44.6 million, or $47.78 per ton, for the fourth quarter of 2018 compared with $48.7 million in the third quarter of 2018, down 9% sequentially and up 109% over the fourth quarter of 2017.

Oil & Gas

•	Revenue of $243.5 million for the fourth quarter of 2018 compared with $302.5 million in the third quarter of 2018, down 19% sequentially and 20% over the fourth quarter of 2017.

•	Tons sold of 3.704 million for the fourth quarter of 2018 compared with 3.821 million tons sold in the third quarter of 2018, down 3% sequentially and up 17% over the fourth quarter of 2017.

•
Segment contribution margin of $54.3 million, or $14.65 per ton, for the fourth quarter of 2018 compared with $89.6 million in the third quarter of 2018, down 39% sequentially and 43% from the fourth quarter of 2017.

Capital Update
As of December 31, 2018, the Company had $202.5 million in cash and cash equivalents and $95.2 million available under its credit facilities. Total debt as of December 31, 2018 was $1.260 billion. Capital expenditures in the fourth quarter totaled $119.0 million and were mainly for engineering, procurement and construction of our growth projects, primarily Crane and Lamesa, equipment to expand our Sandbox operations, and other maintenance and cost improvement capital projects. During the fourth quarter the company generated $43.0 million in cash flow from operations.
Outlook and Guidance
The company anticipates that its capital expenditures for 2019 will be approximately $100 million to $125 million.
We expect to continue with our strategic plan to substantially grow our Industrial segment by focusing on Specialty Minerals and Performance Materials product offerings. We plan to launch and expand the sales of several new offerings this year while growing the underlying base businesses through GDP plus market expansion and continued price increases.

A strong labor market, coupled with real wage growth, bodes well for many of our key industrial markets including: housing, automotive, residential remodeling, biotechnology and food and beverage.
For SandBox, our industry-leading last-mile solution, we are building new equipment as fast as we can to meet unbelievably strong customer demand. Many of our existing and new customers are embarking on substantial, high efficiency well completion programs and believe that SandBox is the only system that gives them the combination of efficiency, flexibility, minimized non-productive time and throughput capacity needed to achieve their objectives.
We are also continuing to innovate and have developed next generation equipment and logistical models which should further enhance efficiency and deliver numerous additional benefits to our customers.
For our Oil & Gas sand business, we expect that annual proppant demand in 2019 will be up 5-10% at around 110 million tons at 50 dollar per barrel oil but could increase to over 130 million tons at 70 dollar per barrel oil. In-basin sand supply will continue to grow, and we would expect that by the end of 2019, we’ll see 67% of the total industry demand supplied by in-basin sand, with 33% supplied by Northern White Sand. We continue to see the Oil & Gas proppant business as attractive and expect to be one of the market leaders. Our recently added local Permian sand mines should operate at capacity while our Northern White mines will continue to be pressured with lower utilization and pricing.
Conference Call
U.S. Silica will host a conference call for investors today, February 19, 2019 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13686713. The replay will be available through March 19, 2019.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 119-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates over 25 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Frederick, Maryland, Reno, Nevada and Chicago, Illinois.

Forward-looking Statements
Certain statements in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for our products; (2) the cyclical nature of our customers' businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and/or mining; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; (12) our ability to protect and enforce our intellectual property rights; and (13) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica's filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Total sales	$357,380	$423,172	$360,566
Total cost of sales (excluding depreciation, depletion and amortization)	287,038	322,336	254,706
Operating expenses:
Selling, general and administrative	32,168	37,980	29,637
Depreciation, depletion and amortization	46,527	37,150	27,335
Goodwill and other asset impairments	265,715	—	—
Total operating expenses	344,410	75,130	56,972
Operating income (loss)	(274,068)	25,706	48,888
Other (expense) income:
Interest expense	(21,281)	(21,999)	(7,244)
Other income (expense), net, including interest income	1,336	1,062	1,525
Total other expense	(19,945)	(20,937)	(5,719)
Income (loss) before income taxes	(294,013)	4,769	43,169
Income tax benefit	37,938	1,547	28,783
Net income (loss)	$(256,075)	$6,316	$71,952
Less: Net income (loss) attributable to non-controlling interest	(13)	—	—
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$(256,062)	$6,316	$71,952

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(3.44)	$0.08	$0.89
Diluted	$(3.44)	$0.08	$0.88
Weighted average shares outstanding:
Basic	74,485	77,365	81,014
Diluted	74,485	77,859	81,921
Dividends declared per share	$0.06	$0.06	$0.06

	Year Ended
	December 31, 2018	December 31, 2017
Total sales	$1,577,298	$1,240,851
Total cost of sales (excluding depreciation, depletion and amortization)	1,163,129	866,820
Operating expenses:
Selling, general and administrative	146,971	107,056
Depreciation, depletion and amortization	148,832	97,233
Goodwill and other asset impairments	281,899	—
Total operating expenses	577,702	204,289
Operating income (loss)	(163,533)	169,742
Other (expense) income:
Interest expense	(70,564)	(31,342)
Other income (expense), net, including interest income	4,144	(1,874)
Total other expense	(66,420)	(33,216)
Income (loss) before income taxes	(229,953)	136,526
Income tax benefit	29,132	8,680
Net income (loss)	$(200,821)	$145,206
Less: Net income (loss) attributable to non-controlling interest	(13)	—
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$(200,808)	$145,206

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(2.63)	$1.79
Diluted	$(2.63)	$1.77
Weighted average shares outstanding:
Basic	76,453	81,051
Diluted	76,453	81,960
Dividends declared per share	$0.25	$0.25

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$202,498	$384,567
Accounts receivable, net	215,486	212,586
Inventories, net	162,087	92,376
Prepaid expenses and other current assets	17,966	13,715
Income tax deposits	2,200	—
Total current assets	600,237	703,244
Property, plant and mine development, net	1,826,303	1,169,155
Goodwill	261,340	272,079
Intangible assets, net	194,626	150,007
Other assets	18,334	12,798
Total assets	$2,900,840	$2,307,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$216,400	$171,041
Current portion of long-term debt	13,327	6,867
Current portion of deferred revenue	31,612	36,128
Income tax payable	—	1,566
Total current liabilities	261,339	215,602
Long-term debt, net	1,246,428	505,075
Deferred revenue	81,707	82,286
Liability for pension and other post-retirement benefits	57,194	52,867
Deferred income taxes, net	137,239	29,856
Other long-term obligations	64,629	25,091
Total liabilities	1,848,536	910,777
Stockholders’ Equity:
Preferred stock	—	—
Common stock	818	812
Additional paid-in capital	1,169,383	1,147,084
Retained earnings	67,854	287,992
Treasury stock, at cost	(178,215)	(25,456)
Accumulated other comprehensive loss	(15,020)	(13,926)
Total U.S. Silica Holdings, Inc. stockholders’ equity	1,044,820	1,396,506
Non-controlling interest	7,484	—
Total stockholders' equity	1,052,304	1,396,506
Total liabilities and stockholders’ equity	$2,900,840	$2,307,283

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Sales:
Oil & Gas Proppants	$243,546	$302,452	$306,019
Industrial & Specialty Products	113,834	120,720	54,547
Total sales	357,380	423,172	360,566
Segment contribution margin:
Oil & Gas Proppants	54,254	89,550	95,823
Industrial & Specialty Products	44,556	48,697	21,319
Total segment contribution margin	98,810	138,247	117,142
Operating activities excluded from segment cost of sales	(28,468)	(37,411)	(11,282)
Selling, general and administrative	(32,168)	(37,980)	(29,637)
Depreciation, depletion and amortization	(46,527)	(37,150)	(27,335)
Goodwill and other asset impairments	(265,715)	—	—
Interest expense	(21,281)	(21,999)	(7,244)
Other income (expense), net, including interest income	1,336	1,062	1,525
Income tax benefit (expense)	37,938	1,547	28,783
Net Income	$(256,075)	$6,316	$71,952
Less: Net income (loss) attributable to non-controlling interest	(13)	—	—
Net income attributable to U.S. Silica Holdings, Inc.	$(256,062)	$6,316	$71,952

	Year Ended
	December 31, 2018	December 31, 2017
Sales:
Oil & Gas Proppants	$1,182,991	$1,020,365
Industrial & Specialty Products	394,307	220,486
Total sales	1,577,298	1,240,851
Segment contribution margin:
Oil & Gas Proppants	357,846	301,972
Industrial & Specialty Products	155,084	88,781
Total segment contribution margin	512,930	390,753
Operating activities excluded from segment cost of sales	(98,761)	(16,722)
Selling, general and administrative	(146,971)	(107,056)
Depreciation, depletion and amortization	(148,832)	(97,233)
Goodwill and other asset impairments	(281,899)	—
Interest expense	(70,564)	(31,342)
Other income (expense), net, including interest income	4,144	(1,874)
Income tax benefit (expense)	29,132	8,680
Net Income	$(200,821)	$145,206
Less: Net income (loss) attributable to non-controlling interest	(13)	—
Net income attributable to U.S. Silica Holdings, Inc.	$(200,808)	$145,206
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$(256,062)	$6,316	$71,952
Total interest expense, net of interest income	21,446	20,899	6,019
Provision for taxes	(37,938)	(1,547)	(28,783)
Total depreciation, depletion and amortization expenses	46,527	37,150	27,335
EBITDA	(226,027)	62,818	76,523
Non-cash incentive compensation (1)	3,725	5,427	6,531
Post-employment expenses (excluding service costs) (2)	554	544	308
Merger and acquisition related expenses (3)	5,668	8,303	4,186
Plant capacity expansion expenses (4)	14,012	24,999	5,664
Contract termination expenses (5)	2,491	—	—
Goodwill and other asset impairments (6)	265,715	—	—
Business optimization projects (7)	54	1,926	—
Other adjustments allowable under the Credit Agreement (8)	1,814	1,525	53
Adjusted EBITDA	$68,006	$105,542	$93,265

(All amounts in thousands)	Year Ended
	December 31, 2018	December 31, 2017
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$(200,808)	$145,206
Total interest expense, net of interest income	64,689	25,871
Provision for taxes	(29,132)	(8,680)
Total depreciation, depletion and amortization expenses	148,832	97,233
EBITDA	(16,419)	259,630
Non-cash incentive compensation (1)	22,337	25,050
Post-employment expenses (excluding service costs) (2)	2,206	1,231
Merger and acquisition related expenses (3)	34,098	9,010
Plant capacity expansion expenses (4)	59,112	5,667
Contract termination expenses (5)	2,491	325
Goodwill and other asset impairments (6)	281,899	—
Business optimization projects (7)	1,980	—
Other adjustments allowable under the Credit Agreement (8)	4,819	6,790
Adjusted EBITDA	$392,523	$307,703

(1)	Reflects equity-based non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance as these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract and losses related to sub-leases. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)
For the fourth quarter and year ended 2018, reflects $164.2 million of goodwill impairments, $97.0 million of long-lived asset impairments and $4.5 million of intangible asset impairments in our Oil & Gas Proppants reporting segment due to a declining shift in demand for Northern White sand caused by some of our customers shifting to local in-basin frac sands with lower logistics costs. For the year ended 2018, it also reflects a $16.2 million asset impairment related to the closure of our resin coating facility and associated product portfolio during the second quarter of 2018.

(7)
Reflects costs incurred related to business optimizations projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects miscellaneous adjustments permitted under our existing credit agreement. For the year ended 2018, includes storm damage costs, recruiting fees and relocation costs, and a net loss of $0.7 million on divestitures of assets, consisting of $5.2 million of contract termination costs and $1.3 million of divestiture related expenses such as legal fees and consulting fees, partially offset by a $5.8 million gain on sale of assets. For the year ended 2017, includes a contract restructuring cost of $6.3 million. For the year ended 2016, includes restructuring costs of $3.5 million and a gain on insurance settlement of $1.5 million. While the gain and these types of costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com
Nick Shaver
Investor Relations Manager

281-394-9630
shavern@ussilica.com